Filed Pursuant to Rule 424B2 Registration No. 333-132807

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 29, 2006
General Electric Capital Corporation
Global Medium-Term Notes
Due From 9 Months to 60 Years From Date of Issue

     General Electric Capital Corporation may offer at various times its global medium-term notes denominated in U.S., foreign and composite currencies.

     The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

  The notes will mature in 9 months to 60 years.

  The notes may be subject to redemption at our option or repayment at the option of the holder.

  The notes will be either senior or subordinated debt obligations.

  The notes will bear interest at either a fixed or floating rate. The floating interest rate formula may be based on:
CD Rate	Treasury Rate
Commercial Paper Rate	Prime Rate
Federal Funds Rate	CMT Rate
LIBOR	Eleventh District Cost of Funds Rate
  The notes may be issued as indexed notes, dual currency notes, renewable notes, extendible notes or amortizing notes.

  The notes will be in certificated or book-entry form.

  Interest will be paid on fixed rate notes on March 15 and September 15 of each year or as otherwise specified in the applicable pricing supplement. Interest will be paid on floating rate notes on dates specified in the applicable pricing supplement.

  The notes will have minimum denominations of $1,000 for book-entry notes and $100,000 for certificated notes, in each case increased in multiples of $1,000, unless otherwise specified in the applicable pricing supplement. We will specify the minimum denominations for notes denominated in a foreign or composite currency in the applicable pricing supplement.

  The final terms for our notes may also be contained in a written communication from us or our agents.

     Notes issued hereunder may be listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s), in each case as specified in the applicable pricing supplement, including on the official list maintained by the United Kingdom’s Listing Authority and on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. Any such listing and/or admission to trading, or any offer of notes to the public, in the European Economic Area will be made in compliance with the provisions of the European Union’s Directive 2003/71/EC and all applicable rules and regulations promulgated thereunder. We may also issue notes which are listed, quoted and/or traded on or by such other or further stock exchanges, competent listing authorities and/or quotation systems as we may decide. We may also issue unlisted notes. A market for any particular tranche of notes may not develop.

     The exact proceeds from each sale of notes will be determined at the time of issuance.

     Investing in the notes involves risks. See “Risks of Foreign Currency Notes and Indexed Notes” on page 2 of this prospectus supplement and “Risk Factors” on page 2 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Citigroup
Deutsche Bank Securities
GE Capital Markets, Inc.
Goldman, Sachs & Co.
JPMorgan
Lehman Brothers
Merrill Lynch & Co.
UBS Investment Bank

The date of this prospectus supplement is March 29, 2006.

ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement, all of which should be read together. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement. If anyone provides you with different or inconsistent information, you should not rely on it. We will only offer to sell notes and seek offers to buy such notes in jurisdictions where offers and sales are permitted.

     Having made all reasonable enquiries, we confirm that this prospectus supplement and the accompanying prospectus contain all information with respect to us which is material in the context of the notes to be issued by us, that the information contained in this prospectus supplement and the accompanying prospectus is true and accurate in all material respects and is not misleading, that the opinions and intentions (if any) expressed in this prospectus supplement and the accompanying prospectus are honestly held and that there are no other facts the omission of which would make any such information or the expression of such opinions or intentions misleading.

     The delivery of this prospectus supplement does not at any time imply that the information contained in this prospectus supplement about us is correct at any time subsequent to the date hereof or that any other information supplied in connection with the offering of any notes is correct at any time subsequent to the date of the document containing such information.

     In connection with the issue and distribution of any notes, the person (if any) disclosed as the stabilizing manager in the applicable pricing supplement (or any person acting on behalf of such person) may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on such person to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

RISKS OF FOREIGN CURRENCY NOTES AND INDEXED NOTES

     This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. Notes denominated in a foreign currency are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions. Indexed notes are not an appropriate investment for investors who are unsophisticated with respect to the type of index or formula used to determine the amount payable. You should also consider carefully, among other factors, the matters described below.

Exchange Rates and Exchange Controls

     An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S.

dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

     Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the relevant government or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the applicable Indenture. However, if we cannot make payment in a specified currency solely because that currency has been replaced by the euro, then, beginning with the date the replacement becomes effective, we will be able to satisfy our obligations under those notes by making payment in euro.

     The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

     The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective purchasers of foreign currency notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on such notes. Such persons should consult their own counsel with regard to such matters.

Foreign Currency Judgments

     The notes will be governed by and construed in accordance with the internal laws of the State of New York. New York courts will normally enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts are then converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. Courts in the United States outside New York customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

Risks Associated with Indexed Notes

     An investment in indexed notes entails significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a note may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid. Indexation of the principal of and/or premium on a note may result in an amount of principal and/or premium payable that is less than the original purchase price of the note, including the possibility that no amount will be paid. The secondary market for indexed notes will be affected by a number of factors, independent of our creditworthiness. Such factors include the volatility of the index selected, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of an index can depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. In addition, if the formula used to determine the amount of principal, premium and/or interest payable with respect to indexed notes contains a multiple or leverage factor, the effect of any change in the index will be increased. The his-

torical experience of an index should not be taken as an indication of its future performance. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes.

Credit Ratings

     The credit ratings assigned to our medium-term note program reflect the rating agencies’ opinion of our ability to make payments on the notes when due. The ratings do not take into account fluctuations in the market value of the notes or the possibility that payments on indexed notes may be less than anticipated because of changes in the specified index.

DESCRIPTION OF NOTES

General

     The following description of terms of the notes supplements and, where noted, supercedes the general description of the debt securities provided in the accompanying prospectus. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. Such information may also be contained in a written communication from us or the agents. It is important for you to consider the information contained in the accompanying prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

     This section describes some technical concepts, and thus we occasionally use defined terms. You will find an alphabetized glossary at the end of this prospectus supplement that defines all of the capitalized terms used in this section that are not defined in this section.

     The Indentures. We will issue the notes under one of two indentures between us and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”). The Senior Notes (as defined below) will be issued pursuant to an Amended and Restated Indenture dated as of February 27, 1997, as supplemented by a Supplemental Indenture dated as of May 3, 1999, a Second Supplemental Indenture dated as of July 2, 2001 and a Third Supplemental Indenture dated as of November 22, 2002 (the “Senior Indenture”). The Subordinated Notes (as defined below) will be issued pursuant to a Subordinated Debt Indenture dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture, dated as of July 15, 2005 (the “Subordinated Indenture” and, together with Senior Indenture, the “Indentures”). Since we have only summarized the most significant portions of the Indentures below, you may want to refer to the Indentures for more detailed information.

     Ranking. We will issue notes which will be unsecured and will rank equally with all our other unsecured and unsubordinated debt obligations (the “Senior Notes”). We may also issue notes which will be unsecured and rank junior to senior indebtedness (as defined in the Glossary) (the “Subordinated Notes”). The description of the terms of subordination and of the events of default applicable to a series of Subordinated Notes are described in “Description of Debt Securities — Subordinated Debt Securities” and “— Subordinated Debt Securities Events of Default” in the accompanying prospectus, and such terms and events of default may be further changed for a particular series or tranche of Subordinated Notes as described in a pricing supplement. The Senior Notes and the Subordinated Notes are collectively referred to herein as the “notes.” The notes and the Indentures will not limit us from incurring additional debt and will not place any other financial restrictions on us.

     Amount. As of December 31, 2005, we have issued and have outstanding approximately $133 billion of our global medium-term notes, Series A. The Series A Notes are Senior Notes. The Indentures do not limit the amount of notes that we may offer. Our practice has been to issue the notes in tranches of a single series, but we are not required to do so, and may issue differing series.

     Reopening of Issue. We may, from time to time, without the consent of the holders of any notes, reopen an issue of notes and issue additional notes with the same terms (including Maturity and interest payment terms) as notes issued on an earlier date. After such additional notes are issued they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

     Maturity. Each note will mature on any day from 9 months to 60 years from its date of issue. However, each note may also be subject to redemption at our option and repayment at your option (see “Optional Redemption” below).

     Pricing Supplement. The pricing supplement relating to a note will describe the following terms:

  the specified currency;

  the nominal amount of the note;

  whether the note is a fixed rate note, a floating rate note, an indexed note, a dual currency note, a renewable note, an extendable note or an amortizing note;

  the issue price;

  the expected net proceeds from the issue of the note;

  the original issue date;

  the stated maturity date;

  whether the note will be a Senior Note or a Subordinated Note;

  if the note will be a Subordinated Note, whether the subordination provisions summarized herein or different subordination provisions will apply;

  any deletions or modifications of or additions to the Events of Default and related remedies, or the covenants set forth in the applicable Indenture;

  for a fixed rate note, the rate per annum at which it will bear interest, if any, and the date or dates on which interest will be payable if other than March 15 and September 15;

  for a floating rate note, the base rate, the initial interest rate, the interest reset period, the interest payment dates, the Index Maturity, the Designated LIBOR Currency, if any, the maximum interest rate, if any, the minimum interest rate, if any, the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

  whether the note is an Original Issue Discount Note;

  for an indexed note, the manner in which interest payments and the principal amount payable at Maturity will be determined;

  if such note is an amortizing note, an amortization schedule;

  whether the note may be redeemed at our option, or repaid at the holder’s option prior to the stated maturity date as described further under “Optional Redemption or Repayment” below, and if so, the terms of the redemption or repayment;

  for notes issued in currencies that may be replaced by the euro, redenomination provisions, if any (see “Euro Redenomination” below);

  whether the notes will be listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) or whether the notes will be unlisted;

  in the case of foreign currency notes, whether the notes will be issued in the form of both a DTC Global Note and an International Global Note as described below;

  whether the notes are a reopening of notes previously issued; and

  any other terms that do not conflict with the provisions of the Indentures.

     Forms of pricing supplements relating to fixed rate and floating rate notes are attached to this prospectus supplement as Annex A and Annex B, respectively. However, the pricing supplement for any offering of notes may vary from these forms. Such information may also be contained in a writing from us or the agents.

Form of the Notes. We will issue the notes in registered form either pursuant to a book-entry system or by issuing multiple certificates which are registered in the names of the investors.

     Book-entry notes. We generally issue our notes under a book-entry system where one or more global certificates are issued to a depository or its nominee and ownership interests in the notes on deposit are credited to investors accounts through participants in the depsitory’s system. Unless we otherwise specify in the applicable pricing supplement, global certificates denominated in U.S. currency will name a nominee of The Depository Trust Company, New York, New York (“DTC”) as the registered holder (each certificate so registered to DTC’s nominee is referred to herein as a “DTC Global Note”). DTC maintains a computerized system that will reflect the ownership interests in the registered notes of its Direct Participants (as hereinafter defined). Purchases of securities under the DTC system are made through DTC Direct Participants or through a broker/dealer, bank, trust company or other indirect participant that maintains a relationship with DTC’s Direct Participants. Investors’ ownership of the notes is recorded by the participant in the DTC system through which investors hold beneficial interests in the notes. If specified in the applicable pricing supplements, notes denominated in currencies other than U.S. dollars may also be issued in book-entry form and registered in the name of a nominee for Euroclear and Clearstream, Luxembourg. For additional information regarding such notes, you should review “—Special Provisions Relating to Certain Foreign Currency Notes” below.

     When a book-entry system is used, the depository or its nominee will be the owner of the note in our records and will be the entity entitled to all rights as a holder, including the right to all payments and the right to cast a vote, as further described under “DTC, Euroclear, and Clearstream, Luxembourg Arrangements” below.

     Certificated notes. If a book-entry system is not utilized, investors will each receive a certificate evidencing their notes. The certificate will name the owner, unless such owner chooses to have a broker/dealer, bank, trust company or other representative hold these certificates on their behalf. If your name properly appears on the certificate and in our register, then you will be considered the owner of your note for all purposes under the applicable Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, you will be asked directly by us to cast the vote regarding your note. If some other entity holds the certificates for you and is named as owner in our register, that entity will be considered the owner of your note in our register and will be entitled to cast the vote regarding your note. However, depending on your arrangements, this entity may be required to contact you for voting instructions.

     Exchanges. Certificated notes cannot be exchanged for book-entry notes. Book-entry notes can be exchanged for certificated notes only if (i) DTC notifies us that it is unwilling or unable to hold DTC Global Notes and another depositary is not appointed or (ii) we determine at any time that the notes shall no longer be represented by global notes, in which case we will inform DTC of such determination, who will, in turn, notify Direct Participants of their right to withdraw their notes from DTC. In these limited circumstances, we will issue to you certificated notes in exchange for the book-entry notes. There will be no service charge for this exchange, but if a tax or other governmental charge is imposed, we may require you to pay it.

     Denominations. Notes initially issued in book-entry form will have minimum denominations of $1,000 and notes issued in certificated form will have minimum denominations of $100,000, in each case increased in multiples of $1,000, unless otherwise specified in the applicable pricing supplement. In the limited circumstances that certificated notes are issued in replacement for book-entry notes, such certificated notes will also have denominations of $1,000. Notes that are to be listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC will be issued in minimum denominations of 1,000 or its equivalent in other currencies. The authorized denominations of notes denominated in a foreign or composite currency will be described in the pricing supplement. DTC currently limits the maximum size of any single global note to $500,000,000. Any notes (including notes denominated in Sterling) issued having a maturity of less than one year will, if the proceeds of issue of such notes are to be accepted by us in the United Kingdom, constitute deposits for the purposes of the prohibition on accepting deposits contained in Section 19 of the United Kingdom’s Financial Services and Markets Act 2000 (the “FSMA”) unless they are issued (a) to a limited class of professional investors and have a minimum denomination of £100,000 (or its equivalent in another currency) or (b) are issued in other circumstances which do not constitute a contravention of Section 19 of the FSMA by us.

Special Provisions Relating to Certain Foreign Currency Notes.

     If specified in the applicable pricing supplement, book-entry notes denominated in currencies other than U.S. dollars may be issued through participants in the systems of Clearstream, Luxembourg,or the Euroclear Operator of the Euroclear System, or indirectly through organizations that are participants in such systems.

     Form of Notes. Unless otherwise indicated in the applicable pricing supplement, notes initially offered and sold outside the United States using a book-entry system will be issued as one or more global certificates (each, an “International Global Note”) which will be registered in the name of a nominee for, and shall be deposited with, a common depositary for Euroclear and/or Clearstream, Luxembourg. If a particular tranche or series is issued utilizing both a DTC Global Note and an International Global Note in order to allow transfers between account holders utilizing the different book-entry systems, the registrar will adjust the amounts of the global notes on the register for the accounts of the nominees for the respective systems.

     In certain circumstances, participants in Euroclear and Clearstream, Luxembourg may also be beneficial owners of DTC Global Notes. In this case, Clearstream, Luxembourg and the Euroclear Operator will hold beneficial interests in a DTC Global Note on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear Operator’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the DTC. Citibank,

N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase will act as depositary for the Euroclear Operator (in such capacities, the “U.S. Depositaries”).

     Payments. Distributions of principal and interest with respect to an International Global Note will be credited, in the specified currency, to the extent received by Euroclear or Clearstream, Luxembourg, to the cash accounts of Euroclear or Clearstream, Luxembourg customers in accordance with the relevant system’s rules and procedures. If the pricing supplement provides for both a DTC Global Note and an International Global Note for a particular tranche or series or if a beneficial interest in a DTC Global Note is held by a participant in Euroclear or Clearstream, Luxembourg, then a holder of a beneficial interest in a DTC Global Note will receive all payments in United States dollars in accordance with DTC’s rules and procedures, unless it has, or participants through which it holds its beneficial interest have, made other arrangements.

     Secondary Market Trading. The following provisions will apply to trading in the secondary market:

  Trading between Euroclear and/or Clearstream, Luxembourg Participants. Secondary market sales of book-entry interests in an International Global Note to purchasers of book-entry interests in an International Global Note will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the conventional procedures applicable to Eurobonds.

  Trading between DTC participants. Secondary market sales of book-entry interests in the DTC Global Notes between DTC participants will occur in the ordinary way in accordance with rules of DTC and its participants and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in United States dollars, or free of payment if payment is not effected in United States dollars. Where payment is not effected in United States dollars, separate payment arrangements outside DTC are required to be made between DTC participants.

     The following provisions will apply to trading of notes in the secondary market where the applicable pricing supplement indicates that a particular tranche or series of book-entry notes is issued utilizing a both DTC Global Note and an International Global Note.

  Trading between DTC seller and Euroclear/Clearstream, Luxembourg purchaser. When book-entry interests in notes are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC Global Note to the account of a Euroclear or Clearstream, Luxembourg account holder wishing to purchase a beneficial interest in an International Global Note, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian will instruct the registrar to (1) decrease the amount of notes registered in the name of Cede & Co. as evidenced by the DTC Global Note and (2) increase the amount of notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg as evidenced by the International Global Note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg for credit to the relevant accountholder on the first Business Day following the settlement date.

  Trading between Euroclear/Clearstream, Luxembourg seller and DTC purchaser. When book-entry interest in the notes are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC Global Note, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg, delivery free of payment instructions within its established deadline one Business Day prior to the settlement date. Euroclear or Clearstream, Luxembourg will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will (1) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the notes free of payment to the relevant account of the DTC participant and (2) instruct the registrar to decrease the amount of notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg as evidenced by the International Global Note, and to increase the amount of Notes registered in the name of Cede & Co evidenced by the DTC Global Note.

     All transfers, notices, payments and other procedures, and the timing and sufficiency thereof, relating to DTC, Euroclear and Clearstream, Luxembourg or any other such depository or nominee, are subject to the rules and procedures applicable to the relevant book-entry system.

DTC, Euroclear and Clearstream, Luxembourg Arrangements.

     So long as DTC or its nominee or Euroclear, Clearstream, Luxembourg, or their nominee or their common depositary is the registered holder of the global certificates, DTC, Euroclear, Clearstream, Luxembourg or such nominee, as the case may be, will be considered the sole owner of notes represented by such global certificates for all purposes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to DTC, Euroclear, Clearstream, Luxembourg or such nominee, as the registered holder thereof, and any vote or other action to be taken by the holder shall be made or taken by such registered owner. Beneficial interests in the global certificates will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear and Clearstream Luxembourg and their participants. Generally, these depositories and the broker/dealers, banks, trust companies and other representatives that are part of their respective systems are required to provide for payment to investors in the notes, contact investors for voting instructions, and otherwise provide investors with the rights of a holder in accordance with the applicable procedures and rules of the depository and its participants.

     Neither we, the indenture trustee, nor any agent or any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

     DTC is a limited purpose trust company organized under the New York banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities deposited with it by participating institutions (“Direct Participants”) and facilitates post trade settlement among Direct Participants transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participant’s Accounts. This eliminates the need for physical movement of securities. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear or maintain a custodial relationship with a Direct Participant. The

DTC Rules applicable to Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters named in this prospectus supplement. Indirect access to Clearstream, Luxembourg is also available to others. Such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     The Euroclear Operator advises that Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters named in this prospectus supplement. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Information concerning DTC, Clearstream, Luxembourg, and Euroclear in this prospectus supplement has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

Registration and Transfer of Notes

     Book-entry notes. If you transfer your note while it is in book-entry form, the transfer will be reflected on the records of participants in DTC through which your beneficial interest in the note is held, or, in the case of non-U.S. dollar denominated notes, the records of participants in Euroclear and Clearstream, Luxembourg through which your note is held. Your broker/dealer, bank, trust company or other representative will arrange for the transfer to be reflected on the applicable clearing system’s records. As long as a depository or its nominee remains the registered holder of the note, no transfer is reflected in our register.

     Certificated notes. In addition to acting as trustee under the Indenture, JPMorgan Chase also acts as our registrar for notes. If a book-entry system were not in effect, the holders of registered notes would go to JPMorgan Chase’s office at 4 New York Plaza, 1st Floor, GIS Unit Trust Window-ITS Operations, New York, New York 10004 or, in the case of notes to be listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, to such other place as we may from time to time specify for such purposes in relation to any notes in order to:

  register the transfer of any certificated note;

  exchange certificated notes for notes of different denominations;

  deliver payment instructions;

  obtain a new note to replace a note that has been lost or destroyed (you may be required to provide a document to JPMorgan Chase and us agreeing to return the new certificate if the missing one is found); or

  present notes that have matured or been redeemed in exchange for payment.

Methods of Payment

     Paying Agents. JPMorgan Chase, acts as our paying agent and will make all payments on the notes on our behalf.

     For so long as the notes of any tranche are listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, we will at all times maintain a paying agent and a transfer agent in Luxembourg and if European Council Directive 2003/48/EC or any Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 is brought in force, we will ensure that we maintain a paying agent in a Member State of the European Union that will not be obliged to withhold or deduct tax from payment in respect of the notes pursuant to any such Directive or law.

     Book-entry notes. JPMorgan Chase will make payments of principal and interest on book-entry notes to the account of DTC’s nominee, or other depository, as applicable, as registered holder, by wire transfer of immediately available funds. Neither we nor JPMorgan Chase can make any payments to owners of beneficial interests in book-entry notes. Instead, DTC, Euroclear or Clearstream, Luxembourg, as applicable, will credit the funds to which an investor is entitled to the account of the participant through which the investor holds its note. That participant, in turn, will credit these funds to your account (or the account of any other intermediary through which you hold your note).

     We understand that DTC’s current practice is to credit interest payments (including interest payable at Maturity) and principal payments in immediately available funds. These payments and credits will be made pursuant to the rules of DTC, in accordance with any standing instructions you have with your broker/ dealer, bank, trust company or other participant in DTC through which you hold your notes and with customary practice in the broker/dealer industry. Neither we nor JPMorgan Chase will be involved with, or responsible for, the movement of funds once JPMorgan Chase has paid the nominee or depository that appears its register.

     Certificated notes. Each registered holder of certificated notes will receive payments of principal and interest due at Maturity or earlier redemption by wire transfer of immediately available funds after presenting the matured or redeemed note at JPMorgan Chase’s office (the address is given above) or in the case of notes to be listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, at such other place as we may from time to time specify for such purposes in relation to any notes. Interest payable at any other time will be paid by check mailed to your address as it appears in JPMorgan Chase’s records. If you own $5,000,000 or more of notes having the same terms and conditions, we will pay you interest prior to Maturity by wire transfer of immediately available funds if you give the appropriate instructions to JPMorgan Chase at least 10 calendar days before the applicable interest payment date.

     DTC notes denominated in a foreign currency. Purchasers of book-entry notes representing beneficial interests in a DTC Global Note denominated in a foreign currency must pay for their notes in that currency. If you prefer to pay in U.S. dollars, the agents will convert U.S. dollars into the foreign currency on your behalf to enable you to make payment in that currency. You must notify the agents that you would like them to provide this service for you at least three Business Days before the date of delivery of the note. These services are available only in connection with the initial distribution of notes denominated in a foreign currency.

     Except as described below, regardless of whether the notes are in book-entry or certificated form, all payments of principal and interest on foreign currency notes (other than dual currency notes, as described under “Interest and Interest Rates” below) will be made in U.S. dollars based on the Noon Buying Rate. JPMorgan Chase will convert these U.S. dollar payments into the currency of the notes on your behalf if you request the conversion at least ten calendar days before the applicable payment date. Any currency conversion will be based upon a firm bid quotation in New York City received by JPMorgan Chase at approximately 11:00 a.m., Eastern Time, on the second Business Day preceding the applicable payment date from a recognized foreign exchange dealer (which may be JPMorgan Chase). If JPMorgan Chase cannot obtain a bid quotation for the conversion of U.S. dollars into the relevant foreign currency, then payments on the note will be made in U.S. dollars.

     If you request an interest payment in a foreign currency, or, in the case of a dual currency note, interest payments are to be made in a foreign currency the payment will be paid by check mailed to your address as it appears in JPMorgan Chase’s records. If you request that the principal payment on your note, including any interest payable at Maturity, be in a foreign currency, or, in the case of a dual currency note, the principal payment, including any interest payable at Maturity, is to be made in a foreign currency, such payment will be paid by check after you present the matured or redeemed note at JPMorgan Chase’s office (the address is given above) or in the case of notes to be listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, at such other place as we may from time to time specify for such purposes in relation to any notes. Checks in foreign currencies will be drawn from banks located outside the U.S. If you hold $1,000,000 or more of notes denominated in a foreign currency having the same terms and conditions, you can request that JPMorgan Chase make payments in the foreign currency by wire transfer. You must request wire transfers no later than the record date for interest payments and, in the case of payments of principal, no later than fifteen calendar days prior to Maturity. Foreign currency wire transfers must be made to banks located outside the U.S.

     DTC will not accept foreign currency payments. You may elect to receive foreign currency payments in respect of book-entry notes by notifying your broker/dealer, bank, trust company or other participant in DTC through which you hold notes at least 15 calendar days prior to the payment date that you have elected to receive all or a portion of the foreign currency payment in that foreign currency and by providing your broker/ dealer, bank, trust company or other participant in DTC with wire transfer instructions to an account maintained in that foreign currency. Such DTC participant in turn will notify DTC of your election and wire transfer instructions and DTC will pass those on to JPMorgan Chase. If JPMorgan Chase receives those instructions from DTC in time, you will receive payment in the foreign currency, after deduction of JPMorgan Chase’s currency conversion and other costs. Otherwise, you will receive payment in U.S. dollars through DTC.

     You will be responsible for the costs of any currency conversion effected by JPMorgan Chase on your behalf.

     In certain circumstances we may offer notes denominated in a foreign currency that are registered in the name of a nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg. In these circumstances and without having to make a request therefor, you will be entitled to receive payments of interest or principal in the relevant foreign currency. Payments of principal and interest will be made to the common depositary or its nominee for credit to the accounts of participants in Euroclear and Clearstream, Luxembourg in accordance with the normal procedures applicable to Euroclear and Clearstream, Luxembourg, as described above.

     Payments to Registered Holders. Payments of interest on notes are payable to the entity or person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest payable at Maturity, redemption or repayment will be payable to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date. The record date for any interest payment date for a floating rate note will be the date (whether or not a Business Day) 15 calendar days immediately before the interest payment date, and for a fixed rate note will be the last day of February or August (whether or not a Business Day) immediately before the interest payment date or Maturity, unless otherwise specified in the applicable pricing supplement.

     Optional Redemption or Repayment. We may issue notes that permit us to redeem them prior to their Maturity (“calls”) or that permit you to require us to repay them prior to their Maturity (“puts”). Any such redemption or repayment provisions, including the date(s) on which the call or put may occur and whether redemptions or repayments may be made in whole or in part, will be described in the pricing supplement relating to the specific notes.

     If we are permitted to call any notes, we will give notice of redemption to you (or the depository or other entity that is the registered holder of your notes) by mail at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption. In the case of notes listed on the Luxembourg Stock Exchange, we will also notify you and the Luxembourg Stock Exchange in the manner specified under “—Notices” herein.

     If you are permitted to put any notes, the registered holder must notify JPMorgan Chase at least 30 calendar days and not more than 60 calendar days prior to the date set for repayment. For any note to be repaid, JPMorgan Chase must receive (i) in the case of a certificated note, the note with the attached “Option to Elect Repayment” form completed, or a letter from a broker/dealer, bank or trust company notifying JPMorgan Chase of your intent to elect repayment of your notes and guaranteeing that you will deliver the note and the attached “Option to Elect Repayment” form not later than five Business Days after the date set for repayment or (ii) in the case of a book-entry note, instructions to such effect from the beneficial owner of the note to JPMorgan Chase through DTC or the common depositary, as the case may be.

     Any notice of redemption delivered by you or by us will be irrevocable.

     Open-market Purchases. We may, at any time, purchase notes at any price from holders of notes or in the open market. If we purchase any of our notes, we may hold them, resell them, subject to applicable law, or surrender them to JPMorgan Chase for cancellation.

Interest and Interest Rates

     The interest rates we will offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of notes purchased in a single transaction.

Fixed Rate Notes

     Each fixed rate note will bear interest at the annual rate specified in the note and in the applicable pricing supplement. Interest on the fixed rate notes will be paid on March 15 and September 15 of each year or as specified in the applicable pricing supplement. Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months or as specified in the applicable pricing supplement. In the event that any Interest Payment Date (as defined below) or Maturity for any fixed rate note is not a Business Day, principal and/or interest on such fixed rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment.

Floating Rate Notes

     General

     Each floating rate note will have an interest rate formula. The formula may be based on:

  the CD Rate;

  CMT Rate;

  the Commercial Paper Rate;

  the Eleventh District Cost of Funds Rate;

  the Federal Funds Rate;

  LIBOR;

  the Prime Rate;

  the Treasury Rate; or

  another rate specified in the applicable pricing supplement.

     The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

     Date of Interest Rate Change

     The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually (the day on which such interest rate is reset is the “Interest Reset Date” and the period from one Interest Reset Date to the next Interest Reset Date is an “Interest Reset Period”). Unless we state otherwise in the applicable pricing supplement, the Interest Reset Dates will be:

  for floating rate notes that reset daily, each Business Day;

  for floating rate notes (other than Treasury Rate notes) that reset weekly, Wednesday of each week;

  for Treasury Rate notes that reset weekly, Tuesday of each week;

  for floating rate notes (other than Eleventh District Cost of Funds Rate Notes) that reset monthly, the third Wednesday of each month;

  for Eleventh District Cost of Funds Rate Notes, all of which reset monthly, the first calendar day of each month;

  for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

  for floating rate notes that reset semiannually, the third Wednesday of each of the two months specified in the pricing supplement; and

  for floating rate notes that reset annually, the third Wednesday of the month specified in the pricing supplement.

     If an Interest Reset Date for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

     How Interest Is Calculated

     We will appoint a calculation agent to calculate interest rates on the floating rate notes. Unless we choose a different party in the pricing supplement, the lead agent for an issue of notes will be the calculation agent for those notes. Floating rate notes will accrue interest from and including the original issue date or the last date to which interest has been paid or provided for, as the case may be, to but excluding the applicable Interest Payment Date, as described below, or Maturity, as the case may be.

     Accrued interest on floating rate notes will be calculated by multiplying the principal amount of such note (or, in the case of an indexed note, unless otherwise specified in the pricing supplement, the face amount of such indexed note) by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each day will be computed by dividing the interest rate in effect on that day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, the Eleventh District Cost of Funds Rate notes, Federal Funds rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes. For these calculations, the interest rate in effect on any Interest Reset Date will be the new reset rate.

     The calculation agent will round all percentages resulting from any calculation of the rate of interest on a floating rate note, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)) and all currency amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     The calculation agent will promptly notify JPMorgan Chase (and, in the case of floating rate notes listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, such other persons as we may from time to time specify for such purposes in relation to any notes) of each determination of the interest rate. The calculation agent will also notify such persons of the interest rate, the interest amount, the interest period and the interest payment date related to each Interest Reset Date as soon as such information is available. The paying agents will make such information available to the holders of such notes and, in the case of notes listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, such stock exchange(s), competent authority(ies) and/or market(s). JPMorgan Chase will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date relating to such floating rate note.

     So long as any floating rate notes are listed on an exchange and the rules of such exchange so require, we will maintain a calculation agent for such floating rate notes, and we will notify the holders of such floating rate notes in the manner specified under “— Notices” herein in the event that we appoint a calculation agent with respect to such floating rate notes other than the calculation agent designated as such in the applicable Pricing Supplement.

     When Interest Is Paid

     Unless we state otherwise in the applicable pricing supplement, we will pay interest on floating rate notes as follows:

     (a) for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year specified in the pricing supplement;

     (b) for notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year specified in the pricing supplement;

     (c) for notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the pricing supplement; and

     (d) for notes that reset annually, on the third Wednesday of one month of each year specified in the pricing supplement.

     Each of the above dates is an “Interest Payment Date”. We will also pay interest on all notes at Maturity.

     If an Interest Payment Date (other than at Maturity) for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will continue to accrue, except that, in the case of a LIBOR note, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

     If the Maturity for a floating rate note falls on a day that is not a Business Day, we will make the payment of principal and interest on the next Business Day, without additional interest.

     References below to information services include any successor information services.

     CMT Rate Notes

     Each CMT Rate note will bear interest at a specified rate that will be reset periodically based on the CMT Rate and any Spread or Spread Multiplier.

     “CMT Rate” means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption “—Treasury Constant Maturities—Federal Reserve Board Release H.15—Mondays Approximately 3:45 p.m.”, under the column for the specified Index Maturity for:

(1)	if the Designated CMT Telerate Page is 7051, the rate for the Interest Determination Date; or

(2)	if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as applicable, ended immediately preceding the week or month, as applicable, in which the Interest Determination Date occurs.

     The following procedures will apply if the rate cannot be set as described above:

     (a) if we do not specify any page, the Designated CMT Telerate Page will be 7052 for the most recent week. If that rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the specified Index Maturity as published in the relevant H.15(519).

     (b) If the rate is no longer published in H.15(519), or is not published by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate for that determination date will be the Treasury constant maturity rate for the specified Index Maturity (or other U.S. Treasury rate for such Index Maturity for that Interest Determination Date) as may then be published by either the Federal Reserve Board or the U.S. Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     (c) If that information is not provided by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be calculated as a yield to maturity, based on the average of the secondary market closing bid side prices as of approximately 3:30 p.m., New York City time, on that Interest Determination Date reported, according to their written records, by three leading primary U.S. government securities dealers (each, a “Reference Dealer”) in The City of New York selected by the calculation agent. These dealers will be selected from five Reference Dealers using the following procedures:

  The calculation agent will eliminate the highest quotation (or, in the event of equality, one of the high- est) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Notes”) with an original maturity of approximately the specified Index Maturity and a remaining term to maturity of not less than the specified Index Maturity minus one year.

  If two Treasury notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the specified Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.
(d) If the calculation agent cannot obtain three Treasury note quotations, the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on that Interest Determination Date of three Reference Dealers in The City of New

York selected by the calculation agent using the same method described above, for Treasury notes with an original maturity of the number of years that is the next highest to the specified Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100,000,000. If three or four (and not five) of the Reference Dealers are providing quotes, then the CMT Rate will be based on the average of the offer prices obtained, and neither the highest nor the lowest of such quotes will be eliminated.

     (e) If fewer than three Reference Dealers are providing quotes, the rate of interest on CMT Rate notes will be the same as the rate of interest thereon in the prior interest period.

     CD Rate Notes

     Each CD Rate note will bear interest at a specified rate that will be reset periodically based on the CD Rate and any Spread and/or Spread Multiplier.

     “CD Rate” means, with respect to any Interest Determination Date, the rate on that Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading “CDs (secondary market)”.

     The following procedures will apply if the rate cannot be set as described above:

     (a) If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the CD Rate will be the rate for negotiable certificates of deposit having the specified Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market).”

     (b) If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the average of the secondary market offered rates, as of 10:00 a.m., New York City time, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000.

     (c) If fewer than three dealers are providing quotes, the rate of interest on the CD Rate note will be the same as the rate of interest thereon in the prior interest period.

     Commercial Paper Rate Notes

     Each Commercial Paper Rate note will bear interest at a specified rate that will be reset periodically based on the Commercial Paper Rate and any Spread and/or Spread Multiplier.

     “Commercial Paper Rate” means, with respect to any Interest Determination Date, the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the specified Index Maturity as published in H.15(519) under the heading “Commercial Paper—Nonfinancial”.

     The following procedures will apply if the rate cannot be set as described above:

(a) If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate for commercial paper having the specified Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper—Nonfinancial”.

     (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the average for the offered rates, as of 11:00 a.m., New York City time, on that Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is “AA”, or the equivalent, by a nationally recognized rating agency.

     (c) If fewer than three dealers are providing quotes, the rate of interest on the Commercial Paper Rate note will be the same as the rate of interest thereon in the prior interest period.

     Eleventh District Cost of Funds Rate Notes

     Each Eleventh District Cost of Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Eleventh District Cost of Funds Rate and any Spread and/or Spread Multiplier.

     “Eleventh District Cost of Funds Rate” means, with respect to any Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Interest Determination Date as set forth under the caption “11th District” on Telerate on page 7058 (or such other page as is specified in the applicable pricing supplement) as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not so appear, the Eleventh District Cost of Funds Rate shall be the FHLB Index for the calendar month preceding the date of such announcement. If the Federal Home Loan Bank of San Francisco fails to announce such rate for the calendar month next preceding such Interest Determination Date, then the rate of interest on the Eleventh District Cost of Funds Rate notes will be the same as the rate of interest thereon in the prior interest period.

     Federal Funds Rate Notes

     Each Federal Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and any Spread and/or Spread Multiplier.

     “Federal Funds Rate” means, with respect to any Interest Determination Date, the rate with respect to specified dates for Federal Funds published in H.15(519) prior to 11:00 a.m., New York City time, under the heading “Federal Funds Effective”, as such rate is displayed on Telerate Page 120.

     The following procedures will apply if the rate cannot be set as described above:

     (a) If the rate does not appear on Telerate Page 120 or is not published in H.15(519) prior to 11:00 a.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate with respect to such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal Funds (Effective)”.

     (b) If the rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the average of the rates, as of 11:00 a.m., New York City time, on the Business Day following such Interest Determination Date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent.

     (c) If fewer than three brokers are providing quotes, the rate of interest on the Federal Funds Rate notes will be the same as the rate of interest thereon in the prior interest period.

     LIBOR Notes

     Each LIBOR note will bear interest at a specified rate that will be reset periodically based on LIBOR and any Spread and/or Spread Multiplier.

     The calculation agent will determine LIBOR on each Interest Determination Date as follows:

(a) With respect to any Interest Determination Date, LIBOR will be generally determined as either:

     (1) If “LIBOR Reuters” is specified in the pricing supplement, the average of the offered rates for deposits in the Designated LIBOR Currency having the specified Index Maturity beginning on the second London Business Day immediately after the Interest Determination Date, that appear on the Designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page; or

     (2) If “LIBOR Telerate” is specified in the pricing supplement, or if neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement, the rate for deposits in the Designated LIBOR Currency having the specified Index Maturity beginning on the second London Business Day immediately after such date (or, if pounds sterling is the Designated LIBOR Currency, beginning on such date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date), that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

     Where (1) above applies, if fewer than two offered rates appear on the Designated LIBOR Page, or, where (2) above applies, if no rate appears on the Designated LIBOR Page, LIBOR for that Interest Determination Date will be determined based on the rates on that Interest Determination Date at approximately 11:00 a.m., London time, at which deposits on that date in the Designated LIBOR Currency for the period of the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent and in a principal amount of not less than $1,000,000 (or its foreign currency equivalent) that in the calculation agent’s judgment is representative for a single transaction in the Designated LIBOR Currency in such market at such time (a “Representative Amount”). The offered rates must begin on the second London Business Day immediately after the Interest Determination Date (or if pounds sterling is the Designated LIBOR Currency, commencing on such Interest Determination Date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date).

     The calculation agent will request the principal London office of each of these banks to quote its rate. If the calculation agent receives at least two quotations, LIBOR will be the average of those quotations.

    (b) If the calculation agent receives fewer than two quotations, LIBOR will be the average of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in the Principal Financial Center selected by the calculation agent. The rates will be for loans in the Designated LIBOR Currency to leading European banks having the specified Index Maturity beginning on the second London Business Day after that date (or, if pounds sterling is the Designated LIBOR Currency, commencing on such date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date) and in a Representative Amount.

     (c) If fewer than three banks provide quotes, the rate of interest on the LIBOR notes will be the same as the rate of interest thereon in the prior interest period.

     Prime Rate Notes

     Each Prime Rate note will bear interest at a specified rate that will be reset periodically based on the Prime Rate and any Spread and/or Spread Multiplier.

     “Prime Rate” means, with respect to any Interest Determination Date, the rate set forth on that Interest Determination Date in H.15(519) under the heading “Bank Prime Loan”.

     The following procedures will apply if the rate cannot be set as described above:

     (a) If the rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate as published on such Interest Determination Date in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate under the caption “Bank Prime Loan”.

     (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate for that Interest Determination Date.

     (c) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in The City of New York selected by the calculation agent.

     (d) If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the calculation agent.

     (e) If no banks are providing quotes, the rate of interest on the Prime Rate notes will be the same as the rate of interest thereon for the prior interest period.

     Treasury Rate Notes

     Each Treasury Rate note will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and any Spread and/or Spread Multiplier.

     “Treasury Rate” means, with respect to any Interest Determination Date, the rate from the most recent auction of direct obligations of the United States (“Treasury bills”) having the specified Index Maturity as it appears under the caption “Investment Rate” on Telerate Page 56 or Telerate Page 57 (or any other pages as may replace such pages on such service).

     The following procedures will apply if the rate cannot be set as described above:

(a) If, by 3:00 p.m., New York City time, on the Calculation Date for an Interest Reset Period, Treasury bills of the specified Index Maturity have been auctioned on an Interest Determination Date during that Interest Reset Period, but the rate for such Interest Determination Date does not appear on either Telerate Page 56 or Telerate Page 57, the rate will be the Bond Equivalent Yield on such Interest Determination Date of the rate for

Treasury bills of the specified Index Maturity as set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, for that day under the caption “U.S. Government securities/Treasury bills/Auction high.”

     (b) If the rate cannot be set as described in (a) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield on such Interest Determination Date of the auction rate for Treasury bills of the specified Index Maturity as announced by the U.S. Department of the Treasury.

     (c) If the rate cannot be set as described in (b) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield, on such Interest Determination Date, of the rate for Treasury bills of the specified Index Maturity as set forth in H.15(519), under the caption “U.S. Government securities/Treasury bills/Secondary Market.”

     (d) If the rate cannot be set as described in (c) above by 3 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield, on such Interest Determination Date, of the rate for Treasury bills of the specified Index Maturity as set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government securities/Treasury bills/Secondary Market.”

     (e) If the rate cannot be set as described in (d) above by 3 p.m., New York City time, on the Calculation Date, then the rate will be the average of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary U.S. government securities dealers in The City of New York selected by the calculation agent for the issue of Treasury bills with the remaining maturity closest to the specified Index Maturity.

     (f) If the rate cannot be set as described in (e) above, then the rate of interest on the Treasury Rate notes will be the same as the rate of interest thereon in the prior interest period.

     Indexed Notes

     We may offer indexed notes under which principal or interest is determined by reference to an index related to:

     (a) the rate of exchange between the specified currency for such note and the Designated LIBOR Currency;

     (b) the difference in the price of a specified commodity on specified dates;

     (c) the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks, on specified dates; or

     (d) any other objective price or economic measures described in the pricing supplement.

     We will describe the manner of determining principal and interest amounts in the pricing supplement. We will also include historical and other information regarding the index or indexes and information concerning tax consequences to holders of indexed notes.

     Interest payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal payable upon redemption or repayment prior to Maturity will be the face amount, the index principal amount at the time of redemption or repayment or some other amount.

Dual Currency Notes

     We may offer dual currency notes under which we have the option to make all payments in a currency that is different than the currency in which the notes were issued. We can only exercise this option with respect to all dual currency notes issued on the same day with the same terms.

     The pricing supplement will include related tax information and will specify the date on which we may exercise our option.

     If we elect to exercise our option to make scheduled payments in the alternate currency, we will notify you by mail within two Business Days. We will not be able to withdraw such notice once it has been mailed to you.

     Because of fluctuating exchange rates, you may receive less in interest and/or principal in the alternate currency than you would if we made payments in the notes’ original currency. For further information regarding certain risks inherent in notes denominated in currencies other than U.S. dollars, see “Risks of Foreign Currency Notes and Indexed Notes” above.

Renewable Notes

     We may issue renewable notes which will bear interest at a specified rate that will be reset based on a base rate and any Spread and/or Spread Multiplier.

     The Maturity of a renewable note will be automatically extended for a twelve month period on each maturity date unless you elect to terminate the automatic extension. To terminate the automatic extension of your renewable note, you must notify JPMorgan Chase within the time frame specified in the pricing supplement. You may choose to maintain the automatic extension provision for a portion of your note so long as that portion equals at least $100,000 (or its foreign currency equivalent). The Maturity of the renewable notes cannot be extended beyond the final maturity date specified in the pricing supplement. If you elect to terminate the automatic extension of any portion of your renewable note, you will receive payment of principal on that portion on an interest payment date falling approximately six months after the date on which the note was scheduled to be extended.

     You may revoke your election to terminate the automatic extension of any portion of your renewable note if such portion equals at least $100,000 (or its foreign currency equivalent). To revoke your election you must notify JPMorgan Chase prior to the fifteenth calendar day before the portion is scheduled to mature. An election to terminate the automatic extension of a renewable note will be binding on any subsequent holder of the note unless it is properly revoked.

     We may elect to redeem the total amount or a portion of a renewable note at a redemption price of 100% of its principal amount plus accrued interest. If we decide to redeem a renewable note we will notify you by first class mail at least 30 calendar days but, not more than 60 calendar days prior to the redemption date. In the case of notes listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, we will also notify you in the manner specified under “—Notices” herein.

     We may also issue renewable notes under which the Spread and/or Spread Multiplier is reset by a remarketing agent using remarketing procedures included in the pricing supplement.

Extendible Notes

     We may issue extendible fixed rate notes under which we have the option to extend the notes’ stated maturity date for one or more whole years up to a date specified in the pricing supplement. If we elect to extend the notes, we must notify JPMorgan Chase at least 45 calendar days and not more than 60 calendar days prior to the notes’ original stated maturity date. JPMorgan Chase will notify you of our decision to extend the Maturity of the notes by first class mail. In the case of notes listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, we will also notify you in the manner specified under “—Notices” herein. The notice will specify the notes’ new Maturity date, the interest rate applicable to the extension period and any applicable redemption provisions.

     We can increase the interest rate for the extension period by notifying JPMorgan Chase at any time prior to 10:00 a.m., New York City time, on the twentieth calendar day before the extended notes are scheduled to mature. JPMorgan Chase will send you notice of the increase in interest rate in a manner agreed upon by us and JPMorgan Chase. We cannot revoke our election to increase the interest rate.

     If we elect to extend the Maturity of an extendible note, you have the option to require us to repay such note on the Maturity date then in effect at a price equal to the principal amount of the note plus any accrued interest to such date. To exercise this option you must notify JPMorgan Chase at least 25 calendar days but not more than 60 calendar days prior to the date the notes are scheduled to mature. You may notify JPMorgan Chase either by delivering to JPMorgan Chase the note with the attached “Option to Elect Repayment” form completed, or by delivering to JPMorgan Chase a letter from a broker/dealer, bank or trust company notifying JPMorgan Chase of your intent to redeem your notes and guaranteeing that you will deliver the note and the attached “Option to Elect Repayment” form not later than five Business Days after the date set for redemption. You may revoke your election to be repaid at any time before 3:00 p.m., New York City time, on the twentieth calendar day prior to the date the notes are scheduled to mature.

Amortizing Notes

     We may offer amortizing notes. Unless otherwise specified in the applicable Pricing Supplement, interest on an amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount. Further information about amortizing notes including an amortization schedule will be included in the pricing supplement.

Original Issue Discount Notes

     We may issue Original Issue Discount Notes. Original Issue Discount Notes are notes issued at a discount from the principal amount payable at Maturity. Certain additional considerations relating to Original Issue Discount Notes may be described in the pricing supplement.

Other Provisions, Addenda

     We may modify any provision of a note by using the section marked “Other Provisions” or by providing an addendum to the note.

Euro Redenomination

     If notes are denominated in a foreign currency which may be replaced by euro, we may include provisions in the pricing supplement allowing for the redenomination of the notes from the original currency to euro.

Notices

     For so long as any tranche of notes is listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, all notices regarding such notes shall be published in accordance with the rules and regulations of any such stock exchange(s), competent authority(ies) and/or market(s).

     Until such time as any certificated notes are issued in relation to a tranche of notes that is represented by global registered notes deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co. or registered in the name of a nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg, (and provided that, if such notes are also listed on, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC, the rules of any such stock exchange(s), competent authority(ies) and/or market(s) so permit) we may instead deliver the relevant notice to Euroclear and Clearstream, Luxembourg for communication by them to investors. Any such notice shall be deemed to have been given to the relevant investors on the seventh day after the day on which such notice was given to Euroclear and Clearstream, Luxembourg.

     So long as any tranche of notes that is deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co. or represented by global registered notes registered in the name of a nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg, notices to be given by investors to us (for example, in relation to the exercise of any option to put notes back to us) may be given by the relevant investor to JPMorgan Chase via DTC, Euroclear and/or Clearstream, Luxembourg, as the case may be, in such manner as JPMorgan Chase and DTC, Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

UNITED STATES TAX CONSIDERATIONS

     The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in notes. Except as discussed under “Non-U.S. Holders” and “Information Reporting and Backup Withholding”, the discussion generally applies only to holders of notes that are U.S. holders. You are a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, person that will hold notes as a hedge against currency risk or as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, certain former citizens and residents or a U.S. person whose “functional currency” is not the U.S. dollar. Any special U.S. federal income tax considerations relevant to a particular issue of notes will be discussed in the applicable pricing supplement.

     This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

     You should consult your tax adviser about the tax consequences of purchasing, holding or disposing of notes, including the relevance to your particular situation of the considerations discussed below, as well as the tax consequences to you under state, local or other tax laws.

Payments or Accruals of Interest

     Payments or accruals of “qualified stated interest” (as defined below) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest in a currency other than U.S. dollars (a “foreign currency”) pursuant to the terms of the note, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to the previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Purchase, Sale and Retirement of Notes

     Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than “qualified stated interest” (as defined below) made on the note. The rules for determining these amounts are discussed below. If you purchase a foreign currency-denominated note, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency amount paid on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency note is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable foreign currency gain or loss as a result of the conversion or purchase.

     When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued and unpaid qualified stated interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the note. If you sell or exchange a note for foreign currency, or receive foreign currency on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the note is disposed of or retired. If you dispose of a foreign currency note that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

     The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

     Except as discussed below with respect to short-term notes, market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

     Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

Original Issue Discount

     If we issue notes at a discount from their stated redemption price at Maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at Maturity of the notes multiplied by the number of full years to their Maturity, the notes will be “OID Notes.” The difference between the issue price and the stated redemption price at Maturity of the notes will be the “original issue discount.” The “issue price” of the notes will be the first price at which a substantial amount of the notes are sold to the public for money (i.e., excluding sales of notes to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the notes other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of a note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

     If you invest in an OID Note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and U.S. Treasury regulations (the “OID Regulations”) . You should be aware that, as described in greater detail below, if you invest in an OID Note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues on a constant-yield to maturity basis regardless of when you receive the cash attributable to that income.

     In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an OID Note with a Maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an OID Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an OID Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. The amount of original issue discount on an OID Note allocable to each accrual period is determined by:

     (i) multiplying the “adjusted issue price” (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the note and the denominator of which is the number of accrual periods in a year; and

     (ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

     In the case of an OID Note that is a floating rate note, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. Additional rules may apply if interest on a floating rate note is based on more than one interest index. The “adjusted issue price” of an OID Note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments in all prior accrual periods other than qualified stated interest. All payments on an OID Note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the sum of the present values on the note to equal the issue price. As a result of this “constant-yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an OID Note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

     You generally may make an irrevocable election to include in income your entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount you paid for the note) under the constant-yield method described above. If you purchase notes at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant-yield basis in respect of all other premium or market discount bonds that you hold.

     In the case of an OID Note that is also a foreign currency note, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant-yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “Payments or Accruals of Interest.” Because exchange rates may fluctuate, if you are the holder of an OID Note that is also a foreign currency note, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar OID Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the OID Note), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the OID Note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

     If you purchase an OID Note outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the note other than payments of qualified stated interest), or if you purchase an OID Note in the initial offering at a price other than the note’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an OID Note at a price greater than its adjusted issue price (but less than or equal to its remaining redemption amount), you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

     Floating rate notes generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a floating rate note generally will be treated as “qualified stated interest” and such a note will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a “variable rate debt instrument,” the note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a description of the tax considerations relevant to U.S. holders of any such notes in the relevant pricing supplement.

     Certain OID Notes may be redeemed prior to maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. OID Notes containing these features may be subject to rules that differ from the general rules discussed above. If you are considering the purchase of OID Notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax treatment of original issue discount will depend, in part, on the particular terms and features of the notes.

Short-Term Notes

     The rules described above will also generally apply to OID Notes with maturities of one year or less (“short-term notes”), but with some modifications.

     First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be OID Notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction, you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant-yield basis based on daily compounding.

     Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any “acquisition discount” with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant-yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

     Finally, the market discount rules described below will not apply to short-term notes.

Premium

     If you purchase a note at a cost greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant-yield method, over the remaining term of the note. If the note is redeemable prior to maturity, the amount of amortizable premium is determined with reference either to the amount payable on maturity or, if it results in a smaller premium attributable to the earlier redemption period, with reference to the amount payable on the earlier redemption date. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. OID Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date the holder acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

     If you purchase a note at a price that is lower than the note’s remaining redemption amount (or in the case of an OID Note, the note’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in an amount equal to such difference in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant-yield method. You must accrue market discount on a foreign currency note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.

     You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Notes and Other Notes Providing for Contingent Payments

     Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant-yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the relevant pricing supplement.

Non-U.S. Holders

     If you are a non-resident alien individual or a foreign corporation (a “non-U.S. holder”), the interest income that you derive in respect of the notes generally will be exempt from United States federal withholding tax. This exemption will apply to you provided that you do not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and the beneficial owner provides a statement (generally, an Internal Revenue Service Form W-8BEN) signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

     If you are a non-U.S. holder, any gain you realize on a sale, exchange or other disposition of notes generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if your gain is effectively connected with your conduct of a trade or business in the United States or you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States.

     United States federal estate tax will not apply to a note held by you if at the time of death you were not a citizen or resident of the United States, you did not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and payments of interest on the note would not have been effectively connected with the conduct by you of a trade or business in the United States.

     For purposes of applying the rules set forth under this heading “Non-U.S. Holders” to a note held by an entity that is treated as fiscally transparent (for example, a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

Information Reporting and Backup Withholding

     The paying agent must file information returns with the Internal Revenue Service in connection with payments made on the notes to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid information reporting on IRS Form 1099 (although such amounts may be subject to reporting on IRS Form 1042-S) and backup withholding tax. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these requirements. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

General

     We are offering the notes through the agents pursuant to the terms of a distribution agreement we have filed as an exhibit to the registration statement for the notes. We may sell notes to an agent acting as underwriter or dealer at a price agreed upon at the time of sale. Such agents may resell these notes to purchasers at a fixed public offering price or at prevailing market prices or at a related market price subject to the terms of our agreement.

     Agents also may use their reasonable best efforts to solicit orders for the purchase of notes from us, in which case we have the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right using their reasonable discretion, to reject any proposed purchase of the notes in whole or in part.

     Agents acting in these capacities may receive 0.05% to 0.60% of the principal amount of notes they sell in connection with their engagement. The exact amount will be determined by the stated maturity of the notes sold and other factors.

     Agents may also sell notes purchased from us as principal to other dealers for resale to investors and other purchasers and my provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the notes, the public offering price, the concessions and the discount my be changed.

     We may also sell notes directly to investors . If we sell notes directly to investors no commission or discount will be paid.

     The notes will not have an established trading market when issued. The agents may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary market for any notes will develop or that any notes will be sold.

     In connection with the offering of notes, a specified agent or persons on its behalf may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the notes with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the relevant agent or such other person to do this. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing, if any, shall be in compliance with all relevant laws and regulations. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the agents create a short position in notes, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of such purchases.

     Neither we nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any of the agents makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The agents may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

     We are offering the notes through the following agents: Citigroup Global Markets Inc., Deutsche Bank Securities Inc., GE Capital Markets, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC. We may also sell notes from time to time through one or more additional agents on substantially the same terms as those applicable to the agents named above.

     The agents and dealers and their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. GECC owns all of the common stock of GE Capital Markets, Inc., one of the agents. Each offering of the notes in which GE Capital Markets, Inc. participates will be conducted in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm distributing the securities of an affiliate. The maximum commission or discount to be received by any NASD member or independent agent will not be greater than 8% of the principal amount of notes they sell.

Selling Restrictions

     No action has been taken by us that would permit a public offering of our securities or possession or distribution of this prospectus supplement, the accompanying prospectus or any other offering material in any jurisdiction where action for that purpose is required. Each agent will be required to agree that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells our securities or possesses or distributes this prospectus supplement, the accompanying prospectus or any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of our securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and we shall have no responsibility for such purchases, offers or sales.

     The applicable pricing supplement may set out further restrictions on the offering or sale of our securities, depending on the currency of such securities and the jurisdictions into which such securities are being offered.

LEGAL OPINIONS

     Alan M. Green, our General Counsel, Corporate Treasury, will issue an opinion about the legality of the notes for us. Davis Polk & Wardwell, New York, New York will issue an opinion for the agents. Cleary Gottlieb Steen & Hamilton LLP, New York, New York will issue an opinion regarding the “United States Tax Considerations” section of this prospectus supplement. Mr. Green beneficially owns or has rights to acquire an aggregate of less than 0.01% of General Electric Company’s common stock.

GLOSSARY

     The following is a glossary of terms used in this prospectus supplement.

     “Bond Equivalent Yield” means the rate for which is quoted on a bank discount basis, a yield (expressed as a percentage) calculated in accordance with the following formula:

D x N
Bond Equivalent Yield	=		X 100
360 — D x M

where “D” refers to the per annum rate for the security, quoted on a bank discount basis and expressed as a decimal; “N” refers to 365 or 366, as the case may be and “M” refers to the actual number of days in the period for which interest is being calculated.

     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to notes denominated in a foreign currency, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center of the country issuing the specified currency (or, if the specified currency is euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to LIBOR notes (other than those denominated in euro), such day is also a London Business Day.

     “Calculation Date” means the date by which the calculation agent calculates an interest rate for a floating rate note, which will be in respect of any Interest Determination Date, the earlier of (i) the tenth day after the Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or maturity, as the case may be (except in the case of a LIBOR note where the Calculation Date is the Interest Determination Date).

     “Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

     “Designated CMT Telerate Page” means the display on Telerate (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on such service. If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     “Designated LIBOR Currency” means the currency (including composite currencies and euro) specified in the pricing supplement as to which LIBOR shall be calculated. If no such currency is specified in the pricing supplement, the Designated LIBOR Currency will be U.S. dollars.

     “Designated LIBOR Page” means either (a) if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuters Money 3000 Extra for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency, or (b) if “LIBOR Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Telerate” is specified as the method for calculating LIBOR, the display on Telerate (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency.

     “DTC” means The Depository Trust Company.

     “euro” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Communities, as amended.

     “Euroclear” means the Euroclear System operated by the Euroclear Operator.

     “Euroclear Operator” means Euroclear Bank S.A./N.V.

     “FHLB Index” means the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District most recently announced by the Federal Home Loan Bank.

     “H.15(519)” means the publication entitled “Statistical Release H.15(519), Selected Interest Rates”, or any successor publication published by the Board of Governors of the Federal Reserve System.

     “H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

     “Indentures” means the Third Amended and Restated Indenture dated as of February 27, 1997 between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001 and the Third Supplemental Indenture dated as of November 22, 2002 and an Amended and Restated Subordinated Debt Indenture dated as of July 15, 2005 between us and JPMorgan Chase.

     “Index Maturity” for any note is the period of maturity of the instrument, obligation or index from which the interest rate is calculated.

     “Interest Determination Date” with respect to the CD Rate and the CMT Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the “Interest Determination Date” with respect to the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding the applicable Interest Reset Date; the “Interest Determination Date” with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the FHLB Index; and the “Interest Determination Date” with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is (i) pounds sterling, in which case the “Interest Determination Date” will be the applicable Interest Reset Date or (ii) euro, in which case the Interest Determination Date will be the second TARGET Settlement Date preceding such Interest Reset Date. With respect to the Treasury Rate, the “Interest Determination Date” will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury bills are normally auctioned (Treasury bills are normally sold at an auction held on Monday of each week, unless such Monday is a legal holiday, in which case the auction is normally held on the immediately succeeding Tuesday although such auction may be held on the preceding Friday); provided, however, that if an auction is held on Friday of the week preceding the applicable Interest Reset Date, the “Interest Determination Date” will be such preceding Friday. The “Interest Determination Date” pertaining to a floating rate note the interest rate of which is determined by reference to two or more Interest rate bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such floating rate note on which each Interest rate basis is determinable. Each Interest rate basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     “JPMorgan Chase” means JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), which is our indenture trustee and paying agent and registrar for the notes.

     “London Business Day” means a day on which commercial banks are open for business (including dealings in the Designated LIBOR Currency) in London, England.

     “Maturity” means the date on which the principal of a note or an installment of principal becomes due and payable as provided in the note or in the applicable Indenture, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise.

     “Money Market Yield” shall be a yield calculated in accordance with the following formula:

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which accrued interest is being calculated.

D x 360 x 100
Money Market Yield	=
360 — (D x M)

     “Noon Buying Rate” means the noon U.S. dollar buying rate in The City of New York for cable transfers of the specified foreign currency as certified by the Federal Reserve Bank of New York.

     “OID Regulations” means regulations issued by the IRS concerning the treatment of debt instruments issued with original issue discount.

     “Original Issue Discount Note” means any note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the applicable Indenture.

     “Principal Financial Center” means (i) the capital city of the country issuing the currency in which the notes are denominated or (ii) the capital city of the country to which the Designated LIBOR Currency relates, as applicable, except, in the case of (i) or (ii) above, that with respect to the following currencies, the “Principal Financial Center” will be as indicated below:

Currency	Principal Financial Center
United States dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
South African rand	Johannesburg
Swiss francs	Zurich

     “Reuters Screen PRIME 1 Page” means the display on the Reuters Money 3000 Extra (or any successor service) on the “US PRIME 1” page (or such other page as may replace the US PRIME 1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     “senior indebtedness” is defined herein under the heading “Description Notes—Subordinated Notes.”

     “Spread” means the number of basis points (one basis point equals one-hundredth of a percentage point) to be added to or subtracted from the interest rate of a floating rate note.

     “Spread Multiplier” means the percentage of the interest rate that may be specified in the applicable pricing supplement by which the interest rate or a floating rate note will be multiplied.

     “TARGET Settlement Date” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

     “Telerate” means Moneyline Telerate (or any successor service).

     “Telerate Page 120” means page 120 of Telerate, or any other page as may replace such page on such service (or successor service).

ANNEX A

[Form of Fixed Rate Note Pricing Supplement]

PROSPECTUS	Pricing Supplement No. ________
Dated March 29, 2006	Dated ___________
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)
Dated March 29, 2006	Registration Statement No.

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES [A]
(Fixed Rate Notes)

Issuer:	General Electric Capital Corporation

Ranking:	Senior [ ] Subordinated [ ]

Ratings:	Aaa/AAA

Trade Date/Pricing Effective Time:

Settlement Date (Original Issue Date):

Maturity Date:

Principal Amount:	US$

Price to Public (Issue Price):	[ %]

Agent’s Commission:	[ %]

All-in Price:	[ %]

Accrued Interest:

Re-Offer Yield:
Net Proceeds to Issuer:	US$

Interest Rate Per Annum:	___%

Interest Payment Dates:	[Monthly/Quarterly/Semi-Annually] on each [date] of each
year, commencing [dated] and ending on the Maturity Date

Settlement:	[ ] DTC [ ] non-DTC
[ ] DTC and Euroclear/Clearstream
[ ] Euroclear/Clearstream only

Day Count Convention:	30/360

Denominations:	Notes will be available in denominations of [Insert
denominations]*

A-1

Call Dates (if any):

Call Price:

Call Notice Period:

Put Dates (if any):

Put Notice Period:

Plan of Distribution:	The Notes are being purchased by the following financial
institutions in their respective amounts (collectively, the
“Underwriters”), as principal, at [_.00]% of the aggregate
principal amount less an underwriting discount equal to
[_.00]% of the principal amount of the Notes.

	Institution	Commitment
Lead Manager:
$

Co-Managers:
$

	Total	$

[or if sole underwriter]
The Notes are being purchased by [___________________]
(the “Underwriter”), as principal, at the Issue Price of [ .00]%
of the aggregate principal amount. The Underwriter has
advised the Company that the Underwriter proposes to offer
the Notes for sale at the Re-offer Price referenced above.

The Company has agreed to indemnify the Underwriter
against certain liabilities, including liabilities under the
Securities Act of 1933, as amended.

CUSIP: [add ISIN and Common Code,
if applicable]

Other:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

*	Notes listed, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC will be issue in minimum denominations of euro 1,000 or its equivalent in other currencies.

A-2

ANNEX B

[Form of Floating Rate Note Pricing Supplement]

PROSPECTUS	Pricing Supplement No. ________
Dated March 29, 2006	Dated
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)
Dated March 29, 2006	Registration Statement No. _____

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES [A]
(Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ranking:	Senior [ ] Subordinated [ ]

Ratings:	Aaa/AAA

Trade Date/Pricing Effective Time:

Settlement Date (Original Issue Date):

Maturity Date:

Principal Amount:	US$

Price to Public (Issue Price):	[ %]

Agent’s Commission:	[ %]

All-in Price:	[ %]

Accrued Interest:

Net Proceeds to Issuer:	US$

Interest Rate Basis (Benchmark):

Index Currency:	U.S. Dollars

Spread (Plus or Minus)	[ %]

Index Maturity:	[___ Months]

Interest Payment Period:	[____ Months]

Interest Payment Dates:	[Monthly/Quarterly/Semi-Annually] on each [date], com-
mencing [date] and ending on the Maturity Date

Settlement:	[ ] DTC [ ] non-DTC
[ ] DTC and Euroclear/Clearstream
[ ] Euroclear/Clearstream only

Initial Interest Rate:	To be determined [__] London Business Days prior to/on] the
Original Issue Date

Interest Reset Periods and Dates:	[Monthly/Quarterly/Semi-Annually] [__] London Business
Days prior to/on] each Interest Payment Date

Interest Determination Dates:	[Monthly/Quarterly/Semi-Annually] [__] London Business
Days prior to/on] each Interest Reset Date

Day Count Convention:	[30/360 or Actual/360]

Denominations:	Notes will be available in denominations of [Insert denomina-
tions]*

Call Dates (if any):

Call Price:

Call Notice Period:

Put Dates (if any):

Put Notice Period:

Plan of Distribution:	The Notes are being purchased by the following financial
institutions in their respective amounts (collectively, the
“Underwriters”), as principal, at [_.00]% of the aggregate
principal amount less an underwriting discount equal to
[_.00]% of the principal amount of the Notes.

	Institution	Commitment
Lead Manager:
$

Co-Managers:
$

	Total	$

[or if sole underwriter]
The Notes are being purchased by [___________________]
(the “Underwriter”), as principal, at the Issue Price of [ .00]%
of the aggregate principal amount. The Underwriter has
advised the Company that the Underwriter proposes to offer
the Notes for sale at the Re-offer Price referenced above.

The Company has agreed to indemnify the Underwriter
against certain liabilities, including liabilities under the
Securities Act of 1933, as amended.

CUSIP: (add ISIN and Common Code,
if applicable)

Other:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

*	Notes listed, or admitted to trading on or by, one or more stock exchange(s), competent authority(ies) and/or market(s) for the purposes of the European Union’s Directive 2003/71/EC will be issue in minimum denominations of euro 1,000 or its equivalent in other currencies.

PROSPECTUS

General Electric Capital Corporation
Debt Securities
Preferred Stock
Guarantees and Letters of Credit,
Including Interests Therein

General Electric Capital Corporation may offer from time to time:

  unsecured debt securities;
  preferred stock, par value $.01 per share, which may be issued in the form of depositary shares evidenced by depositary receipts; and
  unsecured guarantees and direct-pay letters of credit, including in each case interests therein.

     We will provide specific terms of these securities in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series or separate tranches within a series. You should read this prospectus and any prospectus supplement carefully before you invest.

       Investing in these securities involves risks. See “Risk Factors” on page 2 of this prospectus.

    These securities have not been approved by the SEC or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     We may sell these securities on a continuous or delayed basis directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

The date of this prospectus is March 29, 2006.

ABOUT THIS PROSPECTUS

     This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Get More Information on GECC.”

     This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Get More Information on GECC.”

     You should rely on the information incorporated by reference or provided in this prospectus and the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or the prospectus supplement is accurate as of any date other than their respective dates.

     References in this prospectus to “GECC”, “we”, “us” and “our” are to General Electric Capital Corporation.

RISK FACTORS

     Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 (which description is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Get More Information On GECC,” below.

WHERE YOU CAN GET MORE INFORMATION ON GECC

     GECC files annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

     The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the document listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

     (i) GECC’s Annual Report on Form 10-K for the year ended December 31, 2005.

     You may request a copy of these filings at no cost. Requests should be directed to David P. Russell, Senior Counsel, Corporate Treasury and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

THE COMPANY

     General Electric Capital Corporation was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. All of our outstanding common stock is owned by General Electric Capital Services, Inc. (“GE Capital Services”), formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company (“GE Company”). Financing and services offered by GECC are diversified, a significant change from the original business of GECC which was financing the distribution and sale of consumer and other GE Company products. Currently, GE Company manufactures few of the products financed by GECC.

     We operate in four of GE Company’s operating segments: GE Commercial Finance, GE Consumer Finance, GE Industrial and GE Infrastructure. These operations are subject to a variety of regulations in their respective jurisdictions.

     Our services are offered primarily in North America, Europe and Asia. GECC’s principal executive offices are at 260 Long Ridge Road, Stamford, Connecticut 06927-1600 (telephone number (203) 357-4000). At December 31, 2005, our employment totaled approximately 77,500.

	Consolidated Ratio of Earnings to Fixed Charges

Year Ended December 31,

2001	2002	2003	2004	2005

1.56	1.62	1.71	1.82	1.66

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Year Ended December 31,

2001	2002	2003	2004	2005

1.55	1.61	1.71	1.81	1.66

     For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

USE OF PROCEEDS

     Unless otherwise specified in the prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we use for financing our operations. We can conduct additional financings at any time.

PLAN OF DISTRIBUTION

     We may sell our securities on a continuous or delayed basis directly to purchasers, through agents, dealers and underwriters or through a combination of these methods.

     We may designate agents to solicit offers to purchase our securities.

  We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.
  Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.
  Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

  If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities to the underwriter[s] who offer at a specified price.
  We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.
  The underwriters will use our prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

  If we use a dealer, we, as principal, will sell our securities to the dealer.
  The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.
  We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.
  These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.
  We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

     Unless otherwise provided in the prospectus supplement accompanying this prospectus, neither support obligations nor interests therein will be offered or sold separately from the underlying securities to which they relate. The underlying securities will be offered and sold under a separate offering document.

       NASD Regulations

     GE Capital Markets, Inc. is an affiliate of GECC and may participate as an underwriter in the distribution of securities issued pursuant to this prospectus. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as GE Capital Markets, Inc. distributes an affiliated company’s securities. As a result, we will conduct any offering in which GE Capital Markets, Inc. acts as an underwriter in compliance with the applicable requirements of Rule 2720. The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

SECURITIES OFFERED

     Using this prospectus, we may offer unsecured senior or subordinated debt securities (collectively, the “debt securities”) and preferred stock. In addition, we may issue unsecured guarantees and direct-pay letters of credit, including interests therein. We are registering these securities with the SEC using a “shelf” registration statement. This “shelf” registration statement allows us to offer any combination of these securities. Each time we offer securities, we must provide a prospectus supplement that describes the specific terms of the securities. The prospectus supplement may also provide new information or update the information in the prospectus. Such information may also be contained in a written communication from us or the agents.

     As a well known seasoned issuer under the rules of the SEC, we are permitted to and may add other securities to the registration statement and prospectus by subsequent amendment. Also we are able to add our subsidiaries and securities to be issued by them if we guarantee the securities. Among the securities we may add to the registration statement and prospectus by subsequent amendment are preferred or capital securities issued by trusts we may organize (see “Description of Trust Issued Preferred Or Capital Securities” below).

DESCRIPTION OF DEBT SECURITIES

General

     The description below of the general terms of the debt securities issued under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement. Specific terms of the debt securities may also be contained in a written communication from us or the agents.

     Unless otherwise provided in a prospectus supplement to this prospectus, the senior debt securities will be issued pursuant to an Amended and Restated Indenture, between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), dated as of February 27, 1997, as supplemented by a Supplemental Indenture dated as of May 3, 1999, a Second Supplemental Indenture dated as of July 2, 2001 and a Third Supplemental Indenture dated November 22, 2002 or pursuant to an Amended and Restated Indenture, between us and JPMorgan Chase Bank, N.A., dated as of February 28, 1997, as supplemented by a First Supplemental Indenture dated as of July 2, 2001 (collectively, the “senior indentures”), and the subordinated debt securities will be issued pursuant to a Subordinated Debt Indenture between us and JPMorgan Chase Bank, N.A., dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture, dated as of July 15, 2005 (the “subordinated indenture” and, together with the senior indentures, the “indentures”). None of the indentures limits the amount of debt securities or other unsecured debt which we may issue.

     The prospectus supplement will specify the following terms of such issue of debt securities:

  the designation, the aggregate principal amount and the authorized denominations if other than the denominations set forth in the applicable indenture;
  the percentage of their principal amount at which the debt securities will be issued;
  the date or dates on which the debt securities will mature;
  whether the debt securities will be senior or subordinated obligations;
  if the debt securities are subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;
  any deletions or modifications of or additions to the Events of Default and related remedies described below or the covenants of GECC set forth in the applicable indenture;
  the currency, currencies or currency units in which we will make payments on the debt securities;
  the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;
  the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom interest shall be payable;
  the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;
  the exchanges, if any, on which the debt securities may be listed;
  the trustee under the indenture pursuant to which the debt securities are to be issued. (Sections 2.02 and 2.02A. Section references refer to the sections in the applicable indenture.); and
  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     In addition to the description of the debt securities in the prospectus supplement, you should refer to the detailed provisions of the indenture applicable to the debt securities, copies of which are filed as exhibits to the registration statement.

     Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months. (Section 2.10) .

     Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The related prospectus supplement will contain information on Federal income tax consequences and other special considerations applicable to discounted debt securities.

     The indentures do not contain any provisions that:

  limit our ability to incur indebtedness, or
  provide protection in the event GE Company, as sole indirect stockholder of GECC, causes GECC to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     Claims of our subsidiaries’ creditors generally will be satisfied from, among other sources, the assets and earnings of such subsidiaries and these assets and earnings may not be available for dividend or other transfer in order to provide GECC with funds to meet its obligations, including obligations on debt securities.

Payment and Transfer

     Unless we otherwise state in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of GECC. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to such holder at the address specified in the register and will otherwise treat such registered holder as the owner of the debt security for all purposes.

     Unless we describe other procedures in a prospectus supplement, a registered holder will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. The registered holder may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series in different denominations having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. Neither GECC nor the Trustee will impose any service charge for any such transfer or exchange of a debt security, however, a registered holder may be required to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Global Notes, Delivery and Form

     We may issue some or all of the debt securities in the form of one or more Global Notes representing an entire issuance in book-entry form. Under the applicable book entry system, each Global Note will be registered toa depositary (a “Depositary”) or with a nominee for a Depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a Global Note may not be transferred, except as a whole by the Depositary for such Global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. For purposes of this Prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

     The specific terms of the depositary arrangement with respect to any debt securities to be represented by a Global Note will be described in the prospectus supplement.

Modification of the Indentures

     In general, our rights and obligations and the rights of the holders under the above-referenced indentures may be modified if the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 10.02 of each indenture provides that, unless each affected holder agrees, we cannot make any adverse change to any payment term of a debt security such as:
  extending the maturity date;
  extending the date on which we have to pay interest or make a sinking fund payment;
  reducing the interest rate or the amount of a sinking fund payment;
  reducing the amount of principal we have to repay;
  changing the currency in which we have to make any payment of principal, premium or interest; and
  modifying any redemption or repurchase right to the detriment of the holder;
  impairing any right of a holder to bring suit for payment;
  reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;
  make any change to the section of the indenture relating to waivers of any past default; and
  make any change to Section 10.02, except to increase the percentage of the aggregate principal amount of debt securities needed to modify the indenture or to add additional non-modifiable and non-waivable provisions.

     However, if we and the Trustee agree, we can amend the indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Senior Debt Securities

     The senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Senior Debt Securities Events of Default

     Each senior indenture defines an “Event of Default” with respect to any series of senior debt securities as any of the following:

  default in any payment of principal or premium, if any, on any senior debt security of such series;
  default for 30 days in payment of interest on any senior debt security of such series;
  default in the making or satisfaction of any sinking fund payment or analogous obligation on the senior debt securities of such series;
  default for 60 days after written notice to GECC in performance of any other covenant or agreement in respect of the senior debt securities of such series contained in such indenture, except defaults specifically dealt with elsewhere in Section 6.01;
  default, as defined, with respect to any other series of senior debt securities outstanding under the relevant indenture or as defined in any other indenture or instrument evidencing or under which GECC has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of GECC shall have been accelerated and such acceleration shall not have been rescinded or annulled within 10 days after written notice thereof (provided however, that the resulting Event of Default with respect to such series of senior debt securities may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness);

  certain events involving bankruptcy, insolvency or reorganization; or
  any other event of default provided in the instrument establishing such series or tranche of senior debt securities. (Section 6.01).

     Each senior indenture requires us to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05) . An Event of Default under one series of senior debt securities does not necessarily constitute an Event of Default under any other series of senior debt securities. Each senior indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee considers it in the interest of such noteholders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the senior debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08) .

     The senior indentures provide that if any Event of Default occurs and is continuing with respect to any series of senior debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of such series may declare the principal, or in the case of discounted debt securities, a portion of the principal amount, of all such senior debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such senior debt securities then outstanding. The holders of a majority in aggregate principal amount of such senior debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of senior debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the senior debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the senior debt securities of such series. (Sections 6.01 and 6.07) .

     Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request, order or direction of any holders of senior debt securities of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02) . Subject to such indemnification provision, each senior indenture provides that the holders of a majority in aggregate principal amount of the senior debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the senior debt securities of such series. However, the Trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07) .

Subordinated Debt Securities

     As noted above, the subordination provisions applicable to a particular series or tranche of subordinated debt securities may differ from the following and, if so, such difference will be set forth in the applicable prospectus supplement.

     The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all our senior indebtedness. (Section 14.01 of the subordinated indenture).

     The subordinated indenture defines “senior indebtedness” to mean:

  the principal of, premium, if any, and interest on all indebtedness for money borrowed other than the subordinated debt securities;
  obligations arising from any guaranty, letter of credit or similar credit enhancement (including, without limitation, obligations arising from off balance sheet guarantees and direct credit substitutes);

  obligations associated with derivative products such as interest rate and foreign exchange rate swaps, forward sales of interests in commodities, and similar arrangements; and
  obligations for purchased money; in each case, regardless of whether such indebtedness or obligations are outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, and any deferrals, renewals or extensions thereof.

     However, the term “senior indebtedness” will not include:

  any accounts payable or other liability to trade creditors (other than those obligations referenced in the second and third bullet points under the definition of “senior indebtedness” above) arising in the ordinary course of business, including instruments evidencing those liabilities;
  any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours; or
  any obligations with respect to any capital stock.

     We use the term “indebtedness for money borrowed” to include, without limitation, any obligation of ours for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes, or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

     There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture.

     Under the subordinated indenture, no payment may be made by us on the subordinated debt securities and no purchase, redemption or retirement by us of any subordinated debt securities may be made in the event:

  any senior indebtedness is not paid when due and payable, or the maturity of any senior indebtedness is accelerated as a result of a default; unless, in either case, the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

     In addition, the right to accelerate the subordinated debt securities upon an Event of Default is limited. Subordinated debt securities of a series can be accelerated, unless the principal of such series of subordinated debt securities shall have already become due and payable, in the event of an Event of Default arising from certain events involving bankruptcy, insolvency or reorganization, and the right to receive payment through an acceleration will not be available for any other Events of Default including, without limitation, failure to pay principal, interest or premium on the subordinated debt securities. (Section 6.01 of the subordinated indenture).

     In the event we pay or distribute our assets to creditors upon a total or partial liquidation, total or partial dissolution or bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment and until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness (except that the holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities and do not provide for the payment of principal prior to the maturity of all senior indebtedness). (Section 14.02 of subordinated indenture).

     If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness and pay it over to them as their interests may appear. (Section 14.04 of subordinated indenture).

     As a result of the subordination provisions contained in the subordinated indenture, in the event of default or insolvency, our creditors who are holders of senior indebtedness are likely to recover more, ratably, than the holders of subordinated debt securities. It is important to keep this in mind if you decide to hold our subordinated debt securities.

     At December 31, 2005, GECC had substantial unsubordinated borrowings, the majority of which would fall within the definition of senior indebtedness. These borrowings are discussed in “Note 11—Borrowings” to GECC’s consolidated financial statements contained in GECC’s Annual Report on Form 10-K for the year ended December 31, 2005. In addition, GECC’s derivative instruments are discussed in “Note 18—Derivatives and Other Financial Instruments” and GECC’s guarantees are discussed in “Note 20—Commitments and Guarantees” to such consolidated financial statements. These notes are incorporated herein by reference. GECC may from time to time incur significant additional amounts of senior indebtedness in the form of obligations for purchased money.

Subordinated Debt Securities—Events of Default

     The subordinated indenture defines an “Event of Default” with respect to any series of subordinated debt securities as any of the following:

  default in any payment of principal or premium, if any, on any subordinated debt securities of such series;
  default for 30 days in payment of any interest, if any, on any subordinated debt securities of such series;
  default in the making or satisfaction of any sinking fund payment or analogous obligation on the subordinated debt securities of such series;
  certain events involving bankruptcy, insolvency or reorganization;
  any other event of default provided in the instrument establishing such series of subordinated debt securities. (Section 6.01).

     As noted above, the events of default and related remedies may be deleted, modified or added to for a particular series or tranche of subordinated debt securities and, if so, such changes will be set forth in the applicable prospectus supplement.

     The subordinated indenture requires us to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05) . An Event of Default under one series of subordinated debt securities does not necessarily constitute an Event of Default under any other series of subordinated debt securities. The subordinated indenture provides that the Trustee may withhold notice to the holders of any series of subordinated debt securities issued thereunder of any default if the Trustee considers it in the interest of such noteholders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the subordinated debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08) .

     The subordinated indenture provides that if an Event of Default arising from certain events involving bankruptcy, insolvency or reorganization occurs and is continuing with respect to a series of subordinated debt securities, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of such series may declare the principal, or in the case of discounted subordinated debt securities, a portion of the principal amount, of all such subordinated debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such subordinated debt securities then outstanding. The holders of a majority in aggregate principal amount of such subordinated debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of subordinated debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the subordinated debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the subordinated debt securities of such series. (Sections 6.01 and 6.07) .

     In the subordinated indenture, we agree that in case of an Event of Default pursuant to the first, second or third bullet points above, then, upon demand of the Trustee, we will pay to the Trustee, for the benefit of the holder of any subordinated debt security in respect of which the Event of Default has occurred (or holders of any series of subordinated debt securities in the case of the third bullet point above) the whole amount that then shall have become due and payable on any such subordinated debt security (or subordinated debt securities of any such series in the case of the third bullet point above) for principal, premium, if any, and interest, if any, with interest upon the overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, if any, at the Overdue Rate (as defined in the subordinated indenture) applicable to any such subordinated debt security (or subordinated debt securities of any such series in the case of the third bullet point above). In addition, we will pay to the Trustee any further amount as shall be sufficient to cover costs and expenses of collection and any further amounts payable to the Trustee. (Section 6.02) . The Trustee or a holder may bring suit for the collection of amounts set forth in this paragraph. The foregoing rights in respect of payment defaults do not, however, permit the acceleration of amounts scheduled to become due and payable, which remedy is limited as noted above to certain events involving bankruptcy, insolvency or reorganization.

     Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any holders of subordinated debt securities of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02) . Subject to such indemnification provision, the subordinated indenture provides that the holders of a majority in aggregate principal amount of the subordinated debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the subordinated debt securities of such series. However, the Trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07) .

Concerning the Trustee

     JPMorgan Chase Bank, N.A. acts as Trustee under (i) an Amended and Restated Indenture with us dated as of February 27, 1997, as supplemented by a Supplemental Indenture with us dated as of May 3, 1999, a Second Supplemental Indenture with us dated as of July 2, 2001, and a Third Supplemental Indenture with us dated November 22, 2002, (ii) an Amended and Restated Indenture with us dated as of February 28, 1997, as supplemented by a First Supplemental Indenture with us dated as of July 2, 2001, (iii) a Subordinated Debt Indenture with us dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture with us dated as of July 15, 2005, (iv) an Indenture with us dated as of June 3, 1994, as amended and supplemented, and (v) an Indenture with us dated as of October 1, 1991, as amended and supplemented. JPMorgan Chase Bank, N.A. also acts as Trustee under certain other indentures with us. A number of our series of senior unsecured notes are presently outstanding under each of the indentures referred to in clauses (i), (ii), (iv) and (v) above. Debt securities may be issued under any of the indentures referred to in clauses (i), (ii) and (iii) above.

     JPMorgan Chase Bank, N.A. will also act as trustee under an indenture and subordinated indenture with GE Company. GECC, GE Company and other affiliates of GE Company maintain various commercial and investment banking relationships with JPMorgan Chase Bank, N.A. and its affiliates in their ordinary course of business.

DESCRIPTION OF THE PREFERRED STOCK

General

     Our Board of Directors has authorized the issuance of preferred stock. The terms of the preferred stock will be stated and expressed in a resolution or resolutions to be adopted by our Board of Directors (or any duly authorized committee of the Board of Directors) consistent with our restated certificate of incorporation. The preferred stock, when issued and sold, will be fully paid and non-assessable and will have no pre-emptive rights.

     As of the date of this prospectus, our capital stock as authorized by our sole common stockholder consists of:

  4,166,000 shares of Common Stock, par value $14.00 per share,
  33,000 shares of Variable Cumulative Preferred Stock, par value $100 per share; and
  750,000 shares of Preferred Stock, par value $.01 per share.

     In order to distinguish between our two classes of preferred stock, we will refer to the first class of our preferred stock as “Variable Cumulative Preferred Stock” and to the second class as our “Preferred Stock.” 3,985,403 shares of Common Stock and 700 shares of Variable Cumulative Preferred Stock are presently outstanding. There are no shares of our Preferred Stock currently outstanding.

     We will describe the particular terms of any series of preferred stock being offered by use of this prospectus in the prospectus supplement relating to that series of preferred stock. Those terms may include:

  the designation, number of shares and stated value per share;
  the amount of liquidation preference, if any;
  the initial public offering price at which shares of such series of preferred stock will be sold;
  the dividend rate or rates (or method of determining the dividend rate);
  the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holders entitled to such dividends;
  any redemption or sinking fund provisions;
  any voting rights;
  any conversion or exchange provisions;
  any provisions to issue the shares of such series as depositary shares evidenced by depositary receipts; and
  any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

     If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. In addition to this summary, you should refer to our restated certificate of incorporation for the complete terms of preferred stock being offered.

     We will specify the transfer agent, registrar, dividend disbursing agent and redemption agent for each series of preferred stock in the prospectus supplement relating to that series.

Dividend Rights

     If you purchase preferred stock being offered by this prospectus, you will be entitled to receive, when, and as declared by our board of directors, cash or other dividends at the rates, or as determined by the method described in, and on the dates set forth in, the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period. Dividends on the shares of preferred stock will accrue from the date on which we initially issue such series of preferred stock or as otherwise set forth in the prospectus supplement relating to such series. The prospectus supplement relating to a series of preferred stock will describe any adjustments to be made, if any, to the dividend rate in the event of certain amendments to the Internal Revenue Code of 1986, as amended, with respect to the dividends- received deduction.

     The dividend payment dates and the dividend periods with respect to our preferred stock will be described in the prospectus supplement relating to such series of our preferred stock.

     We may not declare any dividends on any shares of common stock, or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of common stock or make any distribution in respect thereof, whether in cash or property or in obligations or our stock, other than common stock unless:

  full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock and other classes and series of our preferred stock and we are not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of our preferred stock.

     In the event we have outstanding shares of more than one series of our preferred stock ranking equally as to dividends and dividends on one or more of such series of preferred stock are in arrears, we are required to make dividend payments ratably on all outstanding shares of such preferred stock in proportion to the respective amounts of dividends in arrears on all such preferred stock to the date of such dividend payment. You will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on shares of the preferred stock you own. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

Liquidation Rights

     In the event of our liquidation, either voluntary or involuntary, dissolution or winding-up, we will be required to pay the liquidation preference specified in the prospectus supplement relating to those shares of preferred stock, plus accrued and unpaid dividends, before we make any payments to holders of our common stock or any other class of our stock ranking junior to that preferred stock. If we do not have sufficient assets to pay the liquidation preference, plus accrued and unpaid dividends, on all classes of preferred stock that rank equally upon liquidation, we will pay holders of the preferred stock proportionately based on the full amount to which they are entitled. Other than their claims to the liquidation preference and accrued and unpaid dividends, holders of preferred stock will have no claim to any of our other remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs, if that transaction does not impair the voting power, preferences or special rights of the holders of shares of preferred stock.

Voting Rights

     Holders of our common stock are entitled to one vote per share on all matters which arise at any meeting of shareholders. Holders of preferred stock being offered by this prospectus will not be entitled to vote, except as set forth below, in a prospectus supplement or as otherwise required by law.

     With respect to our Variable Cumulative Preferred Stock, holders are not entitled to vote except as required by law or as set forth in a prospectus supplement. However, we may not alter any of the preferences, privileges, voting powers or other restrictions or qualifications of a series of Variable Cumulative Preferred Stock in a manner substantially prejudicial to the holders thereof without the consent of the holders of at least 66 2/3% of the total number of shares of such series.

     With respect to our Preferred Stock, in the event that six quarterly dividends (whether or not consecutive) payable on any series of our preferred stock shall be in arrears, the holders of each series of our Preferred Stock, voting separately as a class with all other holders of Preferred Stock with equal voting rights, shall be entitled at our next annual meeting of stockholders (and at each subsequent annual meeting of stockholders), to vote for the election of two of our directors, with the remaining directors to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Until the arrears in payments of all dividends which permitted the election of such directors shall cease to exist, any director who has been so elected may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. The holders of shares of our Preferred Stock shall no longer be entitled to vote for directors once the past due dividends have all been paid unless dividends later become in arrears again. Once the past due dividends have all been paid, then the directors elected by the preferred stockholders will no longer be directors.

     We may not take certain actions without the consent of at least 66 2 / 3 % of the shares of our Preferred Stock, voting together as a single class without regard to series. We need such 66 2 / 3 % consent to:

  create any class or series of stock with preference as to dividends or distributions of assets over any outstanding series of our Preferred Stock (other than a series which has no right to object to such creation); or
  alter or change the provisions of our restated certificate of incorporation so as to adversely affect the voting power, preferences or special rights of the holders of shares of our Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of our Preferred Stock at the time outstanding, consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class, shall be required in lieu of the consent of all holders of two-thirds of our Preferred Stock at the time outstanding.

     The prospectus supplement relating to a series of preferred stock will further describe the voting rights, if any, including the number of or proportional votes per share.

Redemption

     The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily or otherwise and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates and the redemption prices for that series will be set forth in the prospectus supplement.

     If we fail to pay dividends on any series of preferred stock we may not redeem that series in part and we may not purchase or otherwise acquire any shares of such series other than by a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

Conversion Rights

    No series of preferred stock will be convertible into our common stock.

DESCRIPTION OF TRUST ISSUED PREFERRED OR CAPITAL SECURITIES

General

     One or more trust entities which we would create for that purpose may issue from time to time their “preferred” or “capital” securities. We would own the common interests in the trusts and our employees would administer them. The proceeds of the sale of a trust’s securities would be used to purchase debt securities we would issue to the trust. These securities would likely be subordinated debt securities. Interest and other payments by us under the subordinated debt securities would be the trust’s sole source of revenue. We would also guarantee payments on the trust’s securities to the extent it had funds on hand available for the purposes at that time. If we determine that trust securities will be issued, this registration statement will be amended to add the trust or trusts as registrants, to provide additional information with respect to the trust securities, the debt securities to be issued to the trust and the guarantees. The trust agreement and guarantee forms would also be filed as exhibits.

DESCRIPTION OF SUPPORT OBLIGATIONS AND INTERESTS THEREIN

General

     Support obligations issued under this prospectus may include guarantees and letters of credit that are issued in connection with, and as a means of underlying credit support for, any part of a fixed or contingent payment obligation of primary securities issued by third parties. The issuers of the primary securities may or may not be affiliated with us. A holder of a primary security will also hold uncertificated interests in the related support obligation, representing the credit enhancement of the holder’s primary security afforded by the related support obligation.

     The terms and conditions of any support obligations and related interests will be determined by the terms and conditions of the related underlying securities, and may vary from the general descriptions set forth below. A complete description of the terms and conditions of any support obligations and related interests issued pursuant to this prospectus will be set forth in the accompanying prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, any support obligations and related interests will be unsecured and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The terms of a particular support obligation may provide that a different support obligation may be substituted therefor, upon terms and conditions described in the applicable prospectus supplement, provided that such substitution is carried out in conformity with the Securities Act of 1933 and the rules and regulations thereunder. Unless otherwise specified in the accompanying prospectus supplement, each support obligation will be governed by the laws of the State of New York. No document or instrument will (i) limit the amount of support obligations or interests that may be issued, or (ii) contain any provisions that limit our ability to incur indebtedness or that afford holders of support obligations or interests protection in the event GE Company, as our ultimate stockholder, causes us to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Guarantees

     Guarantees that we issue from time to time under this prospectus for the benefit of holders of specified underlying securities will generally include the following terms and conditions, plus any different or additional terms specified in the accompanying prospectus supplement.

     The guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

     We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GECC, the issuer of the applicable underlying security or otherwise.

Letters of Credit

     The direct-pay letters of credit we issue from time to time under this prospectus relating to specified underlying securities shall include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

     Any letter of credit will be our direct-pay obligation issued for the account of the holders of the applicable underlying securities or, in certain cases, an agent acting on behalf of the issuer of the applicable underlying securities or a trustee acting on behalf of the holders. The letter of credit will be issued in an amount that corresponds to principal and, if applicable, interest and other payments payable with respect to the applicable underlying securities. Drawings under the letter of credit will reduce the amount available under the letter of credit, but drawings of a recurring nature (such as interest) will automatically be reinstated following the date of repayment provided that the letter of credit has not otherwise expired.

     The letter of credit will expire at a date and time specified in the accompanying prospectus supplement, and will also expire upon the earlier occurrence of certain events, as described in the accompanying prospectus supplement.

ERISA MATTERS

     We (and our affiliates) provide services to many employee benefit plans, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include assets of such plans (collectively, “Plans”). We and our affiliates may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986 (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). “Prohibited transactions” within the meaning of ERISA and the Code may result if any of the securities are acquired by a Plan as to which we or any of our affiliates is a party in interest, unless such securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). Accordingly, each purchaser and each transferee using the assets of a Plan subject to ERISA or Section 4975 of the Code to acquire the securities will be deemed to have represented that the acquisition and continued holding of the securities will be covered by a Department of Labor prohibited transaction class exemption.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the securities shall be deemed to have represented that such purchase and holding is not prohibited under applicable Similar Laws or rules. Any employee benefit plan or other entity to which such provisions of ERISA, the Code or any Similar Laws apply proposing to acquire the securities should consult with its legal counsel. The sale of the securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

LEGAL OPINIONS

     Unless otherwise specified in the prospectus supplement accompanying this prospectus, Alan M. Green, General Counsel, Corporate Treasury and Assistant Secretary of GECC will provide an opinion for us regarding the validity of the securities and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 will provide an opinion for the underwriters, agents or dealers. Mr. Green beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE Company’s common stock.

EXPERTS

     The consolidated financial statements and schedule of GECC as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated herein by reference from GECC’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

      The report of KPMG LLP on the consolidated financial statements and schedule is dated February 10, 2006.

     The report of KPMG LLP on the consolidated financial statements and schedule refers to a change in 2004 and 2003 in the method of accounting for variable interest entities.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with information that is different. We are not making an offer of these notes in any state where the offer is not permitted. The information in this document is current only as of the date of this document, regardless of the time of delivery of this document or any sale of the notes.

General Electric
Capital Corporation

Global Medium-Term Notes,
Due From 9 Months
to 60 Years From Date of Issue

PROSPECTUS SUPPLEMENT

March 29, 2006

Citigroup

Deutsche Bank Securities

GE Capital Markets, Inc.

Goldman, Sachs & Co.

JPMorgan

Lehman Brothers

Merrill Lynch & Co.

UBS Investment Bank